Exhibit 99.1

LM Funding Announces Compliance with Bid Price

TAMPA, FL, July 7, 2020 – LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a technology-based specialty finance company, today announced that it has received a letter from The Nasdaq Stock Market LLC ("Nasdaq") that LM Funding has regained compliance with Nasdaq's minimum bid price for continued listing on the Nasdaq Capital Market set forth in Nasdaq Listing Rule 5550(a)(2) ("Min Bid Price Listing Rule").

On July 1, 2020, the Company received a letter from Nasdaq stating that Nasdaq has determined that for ten (10) consecutive business days, the closing bid price of the Company’s common stock has been at $1.00 per share or greater. Accordingly, LM Funding has regained compliance with the Min Bid Price Listing Rule and the matter is closed.

“The Company and its business model have benefitted from the novel coronavirus pandemic in a couple of ways”, commented Bruce Rodgers, Chairman and Chief Executive Officer of LMFA. “On April 21, 2020, Nasdaq tolled the Min Bid Price Listing Rule until June 30, 2020 and our stock price benefitted from the additional time to regain compliance.   We also, believe our business model’s prospects improve during economic downturns such as the current recession caused by the novel coronavirus pandemic.   The downturn has resulted in May 2020 U.S. unemployment of 13.3%.  We believe higher unemployment rates correlate to more delinquent homeowners.  We experienced our most profitable years following the 2008 financial downturn when unemployment ranged from a low of 5.7% to a high of 8.3% between 2012 to 2015.”

About LM Funding America:

LM Funding America, Inc., together with its subsidiaries, is a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado and Illinois by funding a certain portion of the associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments.

Forward-Looking Statements:

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. The occurrence of any of these risks and uncertainties could have a material adverse effect on the company's business, financial condition, and results of operations.

Company Contact: Bruce M. Rodgers, Chairman and CEO LM Funding America, Inc. Tel (813) 222-8996 investors@lmfunding.com

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